EXHIBIT 23.5

Consent of Qualified Person

In connection with the Idaho Strategic Resources, Inc. Registration Statement on Form S-3 dated October 15, 2025 (the “Form S-3”), the undersigned consents to:

(i) the filing and use of the technical report summary titled “Technical Report Summary for The Golden Chest Mine, Idaho, U.S.A.” (the “TRS”), with an effective date of December 31, 2024, as an exhibit to and referenced in the Form S-3 or any amendment or supplement thereto;

(ii) the incorporation by reference of the TRS in the Registration Statements on Form S--3 or any amendment or supplement thereto:

(iii) the use of and references to the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS and the Form S-3 or any amendment or supplement thereto; and

(iv) any extracts or summaries of the TRS included or incorporated by reference in the Form S-3 and any amendment or supplement thereto, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of, and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form S-3 or any amendment or supplement thereto.

Dated: October 15, 2025

By:	/s/ Andrew Brackebusch
Name:	Andrew Brackebusch, P.E.